Exhibit 10.25

CRESTAR

AMENDED

EXECUTIVE LIFE INSURANCE PLAN

AMENDED AND RESTATED

EFFECTIVE AS OF JANUARY 1, 2009

With Amendments Through January 1, 2010

i

CRESTAR

AMENDED

EXECUTIVE LIFE INSURANCE PLAN

AMENDED AND RESTATED

EFFECTIVE AS OF JANUARY 1, 2009

ii

		(b) Time of Payment of Annual Bonus	9
	4.3	Key Employee Delay	9
	4.4	Death	9
	4.5	Withdrawals for Unforeseeable Emergency	10
	4.6	Effect of Taxation	10

Article 5	Administration		11
	5.1	Responsibility of Administrator	11
	5.2	Books, Records and Expenses	12
	5.3	Compensation	12
	5.4	Indemnity	12

Article 6	Right to Amend or Terminate Plan		13

Article 7	Special Provisions Related to Change in Control		14
	7.1	Trust Agreement	14
	7.2	Special Claims Procedure	14
	7.3	Special Commitments	14
	7.4	Prior Plan Document	14
	7.5	Subsequent Change in Control	14

Article 8	Miscellaneous		15
	8.1	Construction	15
	8.2	Validity	15
	8.3	Non-Alienability of Benefits	15
	8.4	Payment to Guardian, Legal Representative or Other	15
	8.5	Unclaimed Benefits	16
	8.6	No Participation Rights or Contract of Employment	16
	8.7	Liability	16
	8.8	Unfunded Plan	16
	8.9	Binding Effect	17
	8.10	Governing Law	17

iii

CRESTAR

AMENDED

EXECUTIVE LIFE INSURANCE PLAN

AMENDED AND RESTATED

EFFECTIVE AS OF JANUARY 1, 2009

ARTICLE 1

Establishment, History and Purpose

Crestar Financial Corporation (“Crestar”) established the Crestar Financial Corporation Executive Life Insurance Plan, effective as of January 1, 1984 (“ELI” or the “Prior Plan”). The purpose of ELI was to provide additional life insurance benefits to certain Crestar executives as a supplement to other death benefits. ELI was amended and restated effective as of January 1, 1991 and various amendments were subsequently adopted.

Initially, General American Life Insurance Company (“General American”) issued the life insurance policies used for ELI. Crestar and each executive held, as joint owners, one or more General American policies insuring the executive’s life, and each owned an interest in the death benefits and cash value of the policies. The executive gave an endorsement to Crestar which, together with the plan documents, established its right to reimbursement for all premiums it paid on the policies. Reimbursement occurred at the earliest of the participant’s death, separation from service or a scheduled rollout date. At that time, Crestar would recover its premium payments and release its interest in the policies to the co-owner or beneficiary as applicable.

In the 1990s Crestar realized that the General American policies were not performing as originally projected. Over several years, Crestar worked with an independent consultant to reassess the program, find a new design and seek better performing policies. Effective January 1, 1995, Crestar implemented a redesigned ELI. Pacific Life Insurance Company (“Pacific Life”) became the insurer for all new ELI policies issued after 1994. Each participating executive owned only one policy with a collateral assignment to Crestar for reimbursement of all corporate premiums. Reim- bursement would occur at the executive’s separation from service, the scheduled rollout of the policy or the participants’ death, whichever first occurred. After reimbursement, Crestar would release its interest in the policy, and it would then be solely owned by the executive or his assignee. Active employees were allowed to exchange their General American policies for a Pacific Life policy. The redesigned program generally provided a death benefit of four (4) times base pay before retirement and two (2) times base pay after retirement.

On December 31, 1998, Crestar merged into a wholly owned subsidiary of SunTrust Banks, Inc. (the “Corporation”) and Crestar and its affiliates became part of the SunTrust controlled group. In December 1999 Crestar Bank was appointed sponsor of the ELI because it had paid the greatest portion of ELI premiums. When the affiliated banks of Crestar and SunTrust were merged, SunTrust Bank became the successor sponsor.

SunTrust Bank continued to hold annual valuation meeting and reviewed the ELI regularly. Several internal and external studies evaluated the program, with goals, among others, of complying with the commitments made to participants and being fair to them, while at the same time providing the program without a significant cost increase. Other objectives have included complying with applicable law, stabilizing the volatility of the program, and simplifying the administration and structure of the Plan so that participants would better understand this valuable benefit.

In this Amended and Restated ELI Plan, the Plan is again being redesigned, but in a more significant way. SunTrust Bank is replacing the former split dollar design with a bonus arrangement. All participants on December 31, 2008, who own Pacific Life policies through ELI, who are up-to-date on their premium payments and who sign the Election, Consent and Release Agreement provided by the Administrator and do not elect to withdraw from the Prior Plan will continue participating in the Amended and Restated ELI after 2008 and all matters related to the bonus arrangement will be determined under the terms of this Amended and Restated ELI Plan.

The transition from the split dollar program to the bonus arrangement involves several steps. First, all participants who continue participating in ELI after 2008 will have their Prior Policies cancelled and SunTrust Bank will be reimbursed from the cash value of the policies for all the corporate premiums paid. Next, Pacific Life will send to each such participant a portion of the policy’s cash value to pay federal and state income taxes the participant will owe because of the policy rollout. Pacific Life will then transfer the remaining cash value to a new Pacific Life policy providing enhanced benefits. During the Premium Period, SunTrust will pay annual, fully and currently taxable bonuses to Participants under the circumstances described in this Plan document.

ARTICLE 2

Definitions

The following capitalized terms will have the meanings set forth in this Article 2 whenever such capitalized terms are used throughout this Plan document:

2.1	Administrator means SunTrust Bank unless another administrator is appointed. SunTrust Bank’s administrative duties are carried out under the direction and supervision of the Human Resources Director, who may appoint the Committee or another entity or person to carry out one or more administrative duties.

2.2	Affiliate means as of any date any organization which is a member of a controlled group of corporations (within the meaning of Code section 414(b)) which includes the Corporation or a controlled group of trades or businesses (within the meaning of Code section 414(c)) which includes the Corporation.

2.3	Base Compensation means the annual base compensation of a Participant who has not terminated employment with the Corporation and its Affiliates. For a Participant who has attained age 65 or who has terminated employment with the Corporation and its Affiliates following the Merger Date, Base Compensation means the Participant’s base pay used to calculate his Current Policy’s death benefit. Base Compensation is updated on an annual basis. For purposes of calculating future benefits, a 4% annual increase in Base Compensation is assumed. Base Compensation does not include any amount attributable to Salary Shares paid to certain executive officers as part of their Base Compensation for 2010.

2.4	Beneficiary means one or more persons or entities entitled to receive any benefits payable under the Current Policy at the Participant’s death. A Participant shall follow the procedures of the Insurer to properly designate Beneficiaries and to revoke and redesignate Beneficiaries. The default Beneficiary is determined by the terms of the Current Policy.

2.5	Board means the Board of Directors of the Corporation.

2.6	Bonus means the annual bonus SunTrust pays during the Premium Period to Participants as tax reimbursement as described in Article 4.

2.7	Code means the Internal Revenue Code of 1986, as amended.

2.8	Committee means the Benefits Plan Committee.

2.9	Corporation means SunTrust Banks, Inc. or its successor.

2.10	Crestar means Crestar Financial Corporation, the original sponsor of the ELI Plan.

2.11	Current Policy means the Pacific Life MVP VII Variable Universal Life product, with a January 1, 2009 issue date, insuring the life of the Participant, up to age 120, if sufficient premiums and dividends are paid, and providing a death benefit equal to four (4) times Base Compensation until age 65, and two (2) times Base Compensation at age 65 and later.

2.12	Deemed Premium means the premium amount the Participant would have been required to pay on an annual after-tax basis to the Prior Policy during the Premium Period.

2.13	Effective Date means the date this Amended and Restated ELI Plan became effective, which is January 1, 2009. The original Effective Date of the Prior Plan is January 1, 1984.

2.14	ERISA means the Employee Retirement Income Security Act of 1974, as amended.

2.15	Insurer means Pacific Life Insurance Company.

2.16	Merger Date means December 31, 1998, the date Crestar was merged into a wholly owned SunTrust subsidiary and became a part of the SunTrust controlled group.

2.17	Participant means a former Crestar officer who was a participant in the ELI Plan on December 31, 2008, whose ELI policy was issued by Pacific Life Insurance Company in 1995 or later, who was up-to-date on his premium payments and who elected to continue participation in this Amended and Restated ELI Plan effective January 1, 2009, by signing the Election, Consent and Release Agreement provided by the Administrator and electing to participate in the Amended and Restated ELI.

2.18	Plan or Amended and Restated ELI or Amended and Restated ELI Plan means the Crestar Amended and Restated ELI Plan as set forth in this document and thereafter amended from time to time.

2.19	Plan Year means the calendar year.

2.20	Premium Period means the period beginning on January 1, 2009, the Current Policy’s issue date, and ending on the earliest of: (a) payment of the fifth annual premium on or about January 1, 2013 and the corresponding Bonus; (b) the Participant’s attainment of age 65; (c) the date the Participant or other owner creates a forfeiture as described in Section 3.3; or (d) the date of the Participant’s death.

2.21	Prior Plan means split dollar life insurance program established under the the Crestar Financial Corporation Executive Life Insurance Plan, originally effective January 1,1984 and amended and restated as of January 1, 1991 and subsequently amended from time to time.

2.22	Prior Policy means the Pacific Life Versa-Flex IV (VF4) Universal Life product issued in connection with the Prior Plan beginning January 1, 1995, and insuring the life of the Participant up to age 94, if sufficient dividends and premiums are paid, and providing a death benefit equal to four (4) times Base Compensation until age 65 and two (2) times Base Compensation at age 65 and later.

2.22	Trust means the Crestar Bank Selected Executive Plans Trust), a rabbi trust that provides funds to pay for ELI benefits (premiums and bonus) if SunTrust Bank or a successor refuses to pay. In the event of SunTrust Bank’s Insolvency, as defined in the Trust, all Trust assets are subject to the claims of SunTrust Bank’s general creditors and ELI participants are unsecured general creditors of SunTrust Bank with respect to the Trust assets.

2.23	Trustee means the trustee serving under the Trust, which currently is U. S. Trust Company, N.A.

2.24	Valuation Date means the last business day of each Plan Year and such other dates as the Committee may determine from time to time.

ARTICLE 3

Participation

3.1	Eligible Participants. Each participant in the Prior Plan with a Prior Policy in effect as of December 31, 2008, and with no participant contributions then in arrears, shall be a Participant in this Amended and Restated ELI if he or she signed the Election, Consent and Release Agreement provided by the Administrator and did not elect to withdraw from the Prior Plan. No other individuals may become Participants in this Plan.

3.2	Commencement of Participation. Each Participant in this Plan must have a Current Policy with an issue date of January 1, 2009. Each Participant begins participation effective as of January 1, 2009.

3.3	Termination of Participation

(a)

Forfeiture of Participation Rights. Each Participant becomes ineligible to participate in this Plan and forfeits his right to receive any additional premium payments or Bonus if, during the Premium Period, the Participant or other owner of the Current Policy (including the transferee of the Current Policy) attempts to reduce the Current Policy’s death benefit, cancels or attempts to cancel the Current Policy, moves or attempts to move the cash value in the Current Policy out of the Pacific Life Fixed LT Account and into another investment, or withdraws or attempts to withdraw money, by loan or otherwise, from the Current Policy, without the permission of the Administrator.

(b)	End of Premium Period. Each Participant becomes ineligible to participate in this Plan and ceases to receive any additional premium payments from SunTrust or any additional Bonus at the end of the Premium Period. The last Bonus payment to the Participant shall be made for the final quarter in which the Corporation pays the Current Policy premium during the Premium Period.

(c)	Disability. The Participant’s total and permanent disability shall not change the Participant’s status under this Plan or the Company’s obligations.

(d)	Death. Each Participant ceases to participate in this Plan on his date of death and no further Bonus will be paid to anyone from this Plan (unless the Participant did not receive the Bonus attributable to the final premium payment by SunTrust Bank). The Insurer shall be solely responsible for payment of any death benefits from the Current Policy.

ARTICLE 4

Amount and Distribution

of Plan Benefits

4.1	Premium Payments. As long as the Participant does not have a forfeiture as described in Section 3.3 or otherwise cease to participate in the Plan before the end of the Premium Period, SunTrust Bank shall pay the full annual premium amount due on the Participant’s Current Policy. Such amount shall be paid directly to the Insurer in the first quarter of each year. The Administrator shall notify the Participants and the Trustee if SunTrust Bank fails to pay the premiums when due.

4.2

Bonus Payments. The Corporation and SunTrust Bank shall treat each premium payment on behalf of a Participant as a currently taxable Bonus to the Participant for the year in which the Participant owes state and federal income and employment taxes attributable to the premium payment. SunTrust Bank shall include in the annual bonus an amount attributable to the income, FICA and other payroll taxes the Participant incurs on account of SunTrust Bank’s premium payment and plus an amount for the additional income taxes (a gross-up) because of inclusion of the tax payment in income, such that the total Bonus, as determined by SunTrust Bank, is reasonably estimated to be sufficient to cover the Participant’s taxes (federal and state income tax as well as FICA and other payroll taxes) less the amount of the premium the Participant would have been responsible for paying in the same year on the Prior Policy. Such Bonus amount shall be paid no later than March 15 of the calendar year in which

SunTrust Bank pays premiums on the Participant’s Current Policy. The intent of the Bonus is to create a neutral tax position for the Participant with respect to his participation in the Amended ELI. The Bonus is reduced by the premium liability the Participant would have had under the Prior Policy, which is intended to put the Participant in a neutral position with respect to his net after-tax outlay under the Prior Policy and the Current Policy.

4.3	Death. In the event of a Participant’s death, the Administrator shall authorize payment to the Participant’s estate or Beneficiary responsible for payment of the Participant’s taxes any unpaid Bonus owing to the Participant prior to his death.

4.4	Effect of Taxation. It is not intended that any premiums or other amounts payable under this Amended ELI Plan be subject to the requirements of Code section 409A. However, if a portion of the cash value of the Participant’s Current Policy (or any other amount) is includible in income under Code section 409A, the owner of the Current Policy shall have the right to withdraw such portion immediately from the Current Policy.

Article 5

Administration

5.1	Responsibility of Administrator. This Plan shall be administered by the Administrator who shall have sole discretionary authority for the operation, interpretation and administration of the Plan. All determinations and actions of the Administrator within its discretionary authority shall be final, conclusive and binding on all persons, except that the Administrator may revoke or modify a determination or action it determines was previously made in error. The Administrator shall exercise all powers and authority given to it in a nondiscriminatory manner, In addition to the implied powers and duties that may be needed to carry out the administration of the Plan, the Administrator shall have the following specific powers and responsibilities:

(a)	To establish, interpret, amend, revoke and enforce rules and regulations as required or desirable for the efficient administration of the Plan.

(b)	To review and interpret Plan provisions and to remedy provisions that are ambiguous or inconsistent or contain omissions.

(c)	To determine all questions relating to an individual’s eligibility to participate in the Plan and the validity of an individual’s Election, Consent and Release agreement.

(d)	To determine a Participant’s or Beneficiary’s eligibility for Premium and Bonus benefits from the Plan and to authorize payment of benefits.

(e)	To delegate any of the Administrator’s rights, powers and duties to one or more employees or officers of the Corporation or to a third-party administrator. Such delegation may include, without limitation, the power to execute any document on behalf of the Administrator and to accept service of legal process for the Administrator at the principal office of SunTrust Bank.

(f)	To employ outside professionals and to enter into agreements on behalf of SunTrust Bank necessary or desirable for administration of the Plan.

5.2	Books, Records and Expenses. The Administrator shall maintain books and records for purposes of this Plan, which shall be subject to the supervision and control of the Administrator. SunTrust Bank shall pay the general expenses of administering this Plan.

5.3	Compensation. Neither the Administrator nor any delegate who is an employee of the Corporation or an Affiliate shall receive any additional compensation for his services as Administrator or delegate.

5.4	Indemnification. The Corporation (to the extent permissible under law and consistent with its charters and bylaws) shall indemnify and hold harmless the Committee, each individual member of the Committee and any Employee authorized to act on behalf of the Committee or any Employer or the Administrator under this Plan for any liability, loss, expense, assessment or other cost of any kind or description whatsoever, including legal fees and expenses, which they actually incur for their acts and omissions, past, current or future, in the administration of the Plan.

5.5	Claims. The Administrator shall establish a claims procedure consistent with the requirements under Department of Labor regulations under section 503 of ERISA. The Administrator shall include in those procedures the special claims review procedures as provided by the Trust for ELI Participants. Those procedures provide that if a Participant follows the Plan’s administrative claims procedures and his claim is denied on appeal, in whole or in part, the Participant may appeal the denial to the Trustee. The Trustee shall have sole and exclusive authority to decide the matter and the decision of the Trustee shall be binding on all parties.

Article 6

Right to Amend or Terminate Plan

SunTrust Bank expects to continue this Plan indefinitely, but reserves the right to amend or discontinue the Plan should it deem such an amendment or discontinuance necessary or desirable. SunTrust Bank hereby authorizes and empowers the Administrator (excluding an outside Administrator) to amend this Plan in any manner that is consistent with the purpose of this Plan as set forth above, without approval from the Board or the Board’s Compensation Committee except as to any matter that the Administrator determines may result in a material increased cost to the Corporation and its Affiliates. No amendment may be made to this Plan that is adverse to a Participant or Beneficiary without the consent of the affected Participant or Beneficiary. However, if this Plan should be amended or discontinued, SunTrust Bank shall be liable for payment of any amounts that have accrued and are vested as of the date of such action, and shall take such other steps as it deems appropriate, in its sole discretion, to terminate and wind up the affairs of the Plan in a manner generally consistent with its purposes.

Article 7

Miscellaneous

7.1	Construction. The headings and subheadings in this Plan have been set forth for convenience of reference only and have no substantive effect whatsoever. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or in the singular, as the case may be, in all cases where they would so apply.

7.2	Validity. In case any provision of this Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

7.3	Non-Alienability of Benefits. Except as required by law or as expressly stated in this document, the Participant shall not have any power to alienate, transfer, assign, or otherwise encumber in advance any of the premium or Bonus benefits that may become due hereunder and any attempt to do so shall be null and void; nor shall any such benefits be subject to attachment, garnishment or execution, or be transferable by operation of law in the event of the Participant’s death. Any benefits payable from or by the Current Policy shall be determined solely in accordance with the terms of the Policy.

7.4	Payment to Guardian, Legal Representative or Other. If a benefit hereunder is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of his property, the Administrator may direct payment of such Plan benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Administrator may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the Plan benefit. A payment pursuant to this Section 8.4 shall completely discharge the Administrator and the Corporation from all liability with respect to such benefit.

7.5	Unclaimed Benefits. Each Participant shall keep the Administrator informed of his current address and the current address of his designated Beneficiary. The Administrator shall not be obligated to search for the whereabouts of any person if the location of a person is not made known to the Administrator.

7.6	No Participation Rights or Contract of Employment. Nothing in this Plan shall be construed to limit in any way the right of the Corporation or an Affiliate to terminate a Participant’s employment at any time, without regard to the effect of such termination on any rights such Participant would otherwise have under the Plan, or give any right to a Participant to remain employed by the Corporation or its Affiliates in any particular position or at any particular rate of remuneration.

7.7	The Trust. Crestar and Crestar Bank established, but were not required to establish, a special trust, sometimes referred to as a “rabbi” trust, to assist in meeting their financial obligations under this Plan. SunTrust Bank, as successor to Crestar Bank, is the grantor of the Trust. The assets of the Trust are be subject to the claims of creditors of SunTrust Bank in the event of the SunTrust Bank’s Corporation’s insolvency, as defined in the trust agreement, and Participants in this Plan and their Beneficiaries shall have no preferred claim on, or any legal or equitable rights, claims or interest in any particular assets of Trust. To the extent payments of benefits under this Plan are actually made from any the trust or from any other source, SunTrust Bank’s obligation to make such payments is satisfied, but to the extent not so paid, payment of benefits under this Plan remains the obligation of, and shall be paid by, SunTrust Bank.

7.8	Change in Control Protections. Crestar arranged for certain protective measures for ELI Participants in the event of a change in control. One of the provisions is the special claims appeal procedure with the Trustee of the Trust as described in Section 5.5 of this Plan document. Another provision requires participant consent to any adverse amendment. In addition, a successor in interest to Crestar must agree to assume responsibility for the Plan. Finally, Crestar Bank maintained the Trust to provide a means of paying for benefits if a successor decided not to pay. The Trust cannot pay benefits in the event of the successor’s insolvency, as defined in the Trust agreement.

7.9	Binding Effect. This Plan shall be binding upon and inure to the benefit of any successor of SunTrust Bank and any successor shall be deemed substituted for SunTrust Bank under this Plan and shall assume the rights, obligations and liabilities of SunTrust Bank hereunder and be obligated to perform the terms and conditions of this Plan. As used in this paragraph 8.9, the term “successor” shall include any person, firm, corporation or other business entity or related group of such persons, firms, corporations or business entities which at any time, whether by merger, purchase, reorganization, liquidation or otherwise, or by means of a series of such transactions, acquires all or substantially all of the assets or business of SunTrust Bank.

7.10	Governing Law. The Plan and all actions taken pursuant to the Plan shall be governed by the laws of the State of Georgia (excluding its choice-of-law rules) except to the extent such laws are superseded by federal law.

SunTrust Bank has caused its duly authorized officer to sign this document on this 31st day of December 2008, to reflect the provisions of the Amended ELI Plan, effective as of January 1, 2009.

SUNTRUST BANK

By:

Title:

ATTEST:

By:

Title: